Exhibit 10.3

MASTER SERVICES AGREEMENT

This Master Services Agreement (this “Agreement”) is made as of July 20, 2022, the “Effective Date”, by and between PS BUSINESS PARKS, L.P. (the “Company”) and LINK LOGISTICS REAL ESTATE HOLDCO LLC, a Delaware limited liability company (together with its subsidiaries “Service Provider”).

BACKGROUND

A. The Company desires for Service Provider to provide one or more of the services designated on Schedule A hereto (as such Schedule A may be updated in accordance with the provisions of this Agreement, the “Services”) to the Company or one or more direct or indirect subsidiaries of the Company (each individually, a “Service Entity”, and collectively, the “Service Entities”). The Service Entities have been, or will be, established for the purpose of acquiring, directly or indirectly through various subsidiaries (each individually, a “Subsidiary”, and collectively, the “Subsidiaries”) interests in one or more properties (the “Assets”).

B. Service Provider desires to provide certain Services as more particularly described in, this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing recitals and the premises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1. “Blackstone” shall mean Blackstone Inc., together with its successors and/or assigns.

Section 1.2. “Blackstone Funds” shall mean Blackstone-advised funds and investment vehicles.

Section 1.3. “Blackstone Related Parties” shall mean any direct or indirect subsidiary of Blackstone or any Blackstone Fund that provides services to one or more Blackstone Funds or their respective subsidiaries or portfolio companies that are similar to any one or more of the Services. For the avoidance of doubt, Service Provider is a Blackstone Related Party.

Section 1.4. “JV” shall mean a joint venture, partnership, limited partnership, limited liability company or other similar arrangement pursuant to the terms of which a Service Entity, owns less than one hundred percent (100%) direct or indirect ownership interest in one or more Assets.

Section 1.5. “Portfolio” shall mean all Assets for which the Company elects to have Service Provider provide some or all of the Services, from time to time, including through a JV. For the avoidance of doubt, additional Assets may be added to the Portfolio from time to time. The Portfolio may include Contemplated Investments.

Section 1.6. “Contemplated Investments” shall mean properties or entities contemplated by, but not ultimately acquired by, the Company.

ARTICLE II

PERFORMANCE OF SERVICES

Section 2.1. Performance of Services. Service Provider shall perform all or a portion of the Services during the term of this Agreement as set forth in Section 4.1 below, with respect to the Portfolio and its related Service Entities as determined by the Company in exchange for the payments as set forth in ARTICLE III. Service Provider and the Company shall have the right from time to time to amend the Services set forth on Schedule A to remove or include services to be provided hereunder as agreed between Service Provider and the Company.

Section 2.2. Sub-Services Agreements. Service Provider shall have the right, in its sole discretion, to subcontract certain of its responsibilities under this Agreement to third-party service providers (a “Sub-Service Provider”), including, without limitation, Blackstone Related Parties (each individually, a “Sub-Services Agreement”, and collectively, the “Sub-Services Agreements”). The Sub-Services Agreements may allow Service Provider to pass through costs incurred by the Service Provider under such Sub-Services Agreements to the Company in accordance with ARTICLE III.

Section 2.3. Services to JVs. The Company may elect to have Service Provider provide Services directly to a JV. In such case, the amounts due pursuant to Section 3.1 may be paid directly by the JV to Service Provider.

Section 2.4. Subsidiary Service Agreements. From time to time, and to the extent necessary or convenient for the Company, Service Provider may also enter into one or more agreements directly with a Service Entity (including a JV) for the provision of a portion of the Services (a “Subsidiary Agreement”). In the event a Subsidiary Agreement is entered into, all payments made to Service Provider pursuant to the Subsidiary Agreement shall be taken into account (and, if appropriate, offset) the costs payable by the Company under Section 3.1 such that the aggregate amounts paid to Service Provider by the Company (including amounts paid by the Service Entities) pursuant to this Agreement and all applicable Subsidiary Agreements are on a break-even or cost-reimbursement basis determined in accordance with the methodology described therefor on Schedule B.

ARTICLE III

REIMBURSEMENTS

Section 3.1. Service Reimbursement In consideration for the Services, Service Provider shall be entitled to a reimbursement of its costs from the Company determined in accordance with the methodology, and payable as described, in each case, on Schedule B to this Agreement.

Section 3.2. Payments to Sub-Service Providers. In the event Service Provider has entered into one or more Sub-Services Agreements, the costs and expenses incurred by Service Provider pursuant to such Sub-Services Agreements shall either be (i) charged directly by the Sub-Service Provider to the Company or (ii) paid by the Service Provider and charged to the Company by Service Provider on a reimbursement basis in accordance with the methodology described on Schedule B hereof. If reimbursements under any Sub-Services Agreements with any Blackstone Related Party are charged directly to the Company pursuant to clause (i), such reimbursements will be charged on a break-even or cost-reimbursement basis determined in accordance with the methodology described therefor on Schedule B.

Section 3.3. Allocation of Costs. On a quarterly basis, Service Provider shall provide to the Company an allocation of all costs payable to Service Provider by the Company under this Agreement in accordance with the “Allocation Methodologies” set forth on Schedule B (the “Cost Allocation”) for the Company’s periodic review. Subject to the last paragraph of Schedule B, costs for Contemplated Investments shall be allocated and paid for by the Company or a designated Service Entity.

ARTICLE IV

TERM OF AGREEMENT AND TERMINATION

Section 4.1. Term. This Agreement shall be for an initial term commencing as of the Effective Date and ending on the last day of the calendar year in which the Effective Date occurs. Thereafter, this Agreement shall be automatically extended for additional periods of one (1) year.

Section 4.2. Termination. If the Company, on the one hand, or Service Provider, on the other, shall be in breach of, or fail to observe or perform, any of its obligations under this Agreement and such failure shall continue for five (5) business days after written notice shall have been given by the other party, then this Agreement may be terminated upon notice by the non-breaching party. In addition, this Agreement may be terminated at any time upon prior written notice by either Service Provider or the Company with respect to the entirety of the Agreement or as to specific Portfolio investments.

Section 4.3. Rights upon Termination. Upon termination, the rights and obligations of the parties will cease except as to (i) reimbursements and other payments due Service Provider pursuant to this Agreement which accrued or arose before termination and (ii) those obligations under this Agreement that specifically survive any termination hereof.

ARTICLE V

ASSIGNMENT

Section 5.1. Assignment. Excluding Permitted Assignments as defined below, neither party shall assign or transfer or permit the assignment or transfer of this Agreement without the prior written consent of the other, which consent may be withheld in such party’s absolute and sole discretion. In the event of consent by either party to an assignment of this Agreement by the other, no further assignment shall be made without the express consent in writing of such party, (other that Permitted Assignments). An assignment by any party hereto of its interest in this Agreement shall not relieve such party from its obligations hereunder. For purposes of this Section 5.1, “Permitted Assignments” shall mean assignments by Service Provider to another Blackstone Related Party, assignments by the Company to an affiliate thereof or a change of control of either of Service Provider or the Company to an affiliate of Blackstone.

ARTICLE VI

MISCELLANEOUS

Section 6.1. Severability. In the event that any portion of this Agreement shall be declared invalid by order, decree or judgment of a court, this Agreement shall be construed as if such portion had not been inserted herein except when such construction would constitute a substantial deviation from the general intent and purpose of said parties as reflected in this Agreement. The failure of either party to insist upon a strict performance of any of the terms or provisions of this Agreement or to exercise any option, right or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. No waiver by either party of any term or provision hereof shall be deemed to have been made unless expressed in writing and signed by such party.

Section 6.2. No Partnership. Nothing contained in this Agreement shall be construed to create a partnership or joint venture between the parties hereto or their successors in interest.

Section 6.3. Consents. Except as herein otherwise provided, whenever in this Agreement the consent or approval of a party hereto is required, such consent or approval shall not be unreasonably withheld or delayed. Such consent or approval shall be in writing only and shall be duly executed by an authorized officer or agent of the party granting such consent or approval.

Section 6.4. Applicable Law. This Agreement shall be construed under, and governed in accordance with, the laws of the State of New York.

Section 6.5. Successors Bound. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 6.6. Headings. Headings of Articles and Sections are inserted only for convenience and are in no way to be construed as a limitation on the scope of the particular Articles or Sections to which they refer.

Section 6.7. Incorporation of Recitals. The recitals set forth in the preamble of this Agreement are hereby incorporated into this Agreement as if fully set forth herein.

Section 6.8. Notices. All notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if (a) hand delivered, (b) sent by certified or registered United States mail, postage prepaid, return receipt requested, (c) sent by expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (d) sent by electronic mail, addressed as follows (or at such other address and person or entity as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 6.8):

To Service Provider:	Link Logistics Real Estate Holdco LLC 90 Park Avenue, 32nd Floor New York, New York 10016 Attention: General Counsel Email: ematey@liprop.com

To the Company:	c/o Blackstone Real Estate 345 Park Avenue New York, New York 10154 Attention: Head, U.S. Asset Management Email: realestatenotices@blackstone.com

with a copy to:	c/o Blackstone Real Estate 345 Park Avenue New York, New York 10154 Attention: Chief Compliance Officer Email: realestatenotices@blackstone.com

and a copy to:	Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Attention: Michael Wolitzer Email: michael.wolitzer@stblaw.com

A notice shall be deemed to have been given: (i) in the case of hand delivery, when delivered; (ii) in the case of registered or certified mail, when delivered or upon the first attempted delivery on a business day; (iii) in the case of expedited prepaid delivery service, when delivered or upon the first attempted delivery on a business day; and (iv) in the case of email, upon the sender’s receipt of confirmation (which may be in the form of an automated electronic response) of delivery or upon the first attempted delivery on a business day.

Section 6.9. Entire Agreement. This Agreement, together with other writings signed by the parties expressly stated to be supplementing hereto and together with any instruments to be executed and delivered pursuant to this Agreement constitutes the entire agreement between the parties and supersedes all prior understandings and writings with respect to the subject matter hereto, and may be changed only by a writing signed by the parties hereto.

Section 6.10. Counterparts. This Agreement may be executed in any number of counterparts and each such executed counterpart shall be deemed to be an original instrument, but all such executed counterparts together shall constitute one and the same instrument.

Section 6.11. No Third Party Beneficiaries. This Agreement is for the sole and exclusive benefit of the parties hereto, and no third party is intended to or shall have any rights hereunder.

Section 6.12. Impermissible Tenant Services. If it is determined that Services (other than services that are customarily rendered in connection with the rental of space for occupancy only and not primarily for the convenience of the tenants) will be provided to tenants of any of the properties of the Portfolio under this Agreement, to the extent such properties are owned directly or indirectly by a real estate investment trust (within the meaning of Section 856 of the Code)(a “REIT”), such Services shall be provided by a person that is either an “independent contractor” (within the meaning of Section 856(d)(3) of the Code) or a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code) with respect to such REIT which owns or leases such property where the Services will be provided to tenants.

Section 6.13. Indemnity.

(a) Service Provider agrees to and shall, to the maximum extent permitted by law, indemnify, defend (with counsel reasonably acceptable to the Company), protect and hold the Company and its direct and indirect partners, stockholders, members, trustees, beneficiaries, employees, agents, officers, directors, heirs, successors and assigns harmless from and against any and all claims, demands, actions, liabilities, losses, costs damages, fines, penalties, injuries and expenses (including, without limitation, reasonable attorneys’ fees and defense costs) to the extent arising out of and/or resulting from (i) any acts of Service Provider or of any direct and indirect partners, stockholders, members, employees, agents, officers, directors, successors and assigns (each a “Service Provider Related Party”) beyond the scope of its authority under this Agreement, (it being understood that the incurrence of the Aggregate G&A Expenses is within scope (as defined below)) (ii) any material breach of this Agreement and/or (iii) any fraudulent or grossly negligent act or omission or any act or omission that constitutes willful misconduct of Service Provider or Service Provider Related Parties.

(b) The Company shall, to the maximum extent permitted by law indemnify, defend, protect and hold the Service Provider Related Parties harmless from and against any and all claims, demands, actions, liabilities, losses, costs, damages, fines, penalties, injuries and expenses (including, without limitation, reasonable attorneys’ fees and defense costs) to the extent arising out of and/or resulting from the performance by Service Provider of its obligations hereunder excluding (i) any acts of any Service Provider Related Party beyond the scope of its authority under this Agreement, (it being understood that the incurrence of the Aggregate G&A Expenses is within scope) (ii) any material breach of this Agreement and/or (iii) any fraudulent or negligent act or omission or any act or omission that constitutes misconduct of Service Provider or Service Provider Related Parties (a “Claim”).

(c) Notwithstanding any other provisions of this Agreement to the contrary, the indemnity obligations under this Section 6.13 (i) shall survive the expiration and/or termination of this Agreement, (ii) shall bind each indemnitor together with any and all of the successors and assigns of such indemnitor and (iii) shall, with respect to the indemnities under Section 6.13(a) and Section 6.13(b), be subject to a cap on recovery not to exceed two times the average annual total cost reimbursement under this Agreement (and prior iterations of this Agreement) from the beginning of the term through the date of calculation. Additionally, in no event will either party be liable for consequential, incidental, indirect, punitive or special damages (including loss of profits, data, business or goodwill), regardless of whether such liability is based on breach of contract, tort, strict liability, breach of warranties, failure of essential purpose or otherwise, and even if advised of the likelihood of such damages.

Section 6.14. Prior Agreements. This Agreement shall amend and restate in its entirety all prior agreements between Service Provider and the Company or any of the Service Entities with respect to the provision of the Services.

Section 6.15. Compliance. Service Provider acknowledges and agrees that it is the written and established policy of the Blackstone Related Parties to (i) comply fully with all applicable laws and regulations of the United States and all jurisdictions in which it does business and (ii) consider environmental, social and governance issues when conducting its business. Service Provider covenants that it will not take any action that would constitute a violation, or implicate the Blackstone Related Parties in a violation, of any law of any jurisdiction in which it performs business, or of the United States, or of the United Kingdom, including without limitation, the Foreign Corrupt Practices Act of 1977, as amended , the UK Bribery Act 2010, and where applicable, legislation enacted by member States and signatories implementing the OECD Convention Combating Bribery of Foreign Officials.

[signatures appear on the following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

COMPANY:

PS BUSINESS PARKS, L.P., a Maryland limited partnership by: PS Business Parks, Inc., a Maryland corporation, its general partner

By:	/s/ Matthew Ostrower
Name:	Matthew Ostrower
Title:	Chief Financial Officer, Vice President and Treasurer

[signatures continue onto following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

SERVICE PROVIDER:
LINK LOGISTICS REAL ESTATE HOLDCO LLC, a Delaware limited liability company

By:	/s/ Sonya Huffman
Name:	Sonya Huffman
Title:	Chief Administrative Officer

[end of signature pages]

Portfolio Company Services Terminology1

Services Terminology	Description of Services
Fund Portfolio Company Services
“Corporate Support Services”

This term describes services supporting corporate infrastructure such as:

•  accounts payable

•  accounting/audit (including valuation support services)

•  account management

•  insurance procurement, placement, brokerage, and consulting

•  cash management

•  corporate secretarial services

•  communications and public affairs

•  data management

•  business intelligence and data science

•  directorship services

•  domiciliation

•  finance / budgeting and forecasting

•  human resources and recruitment

•  information and data security support

•  information technology / systems support, including implementation of property technology strategy

•  internal compliance / KYC

•  judicial processes

•  legal, including:

•  lease, contract (including NDAs) and management agreement review and negotiation

•  due diligence (including environmental and engineering),

•  litigation oversight claims management, and dispute resolution

•  human resources, data privacy, employment support, and regulatory / legal compliance

•  legal and compliance training for personnel

•  fundraising support

•  legal, business, and finance optimization and innovation, including legal invoice automation, legal document management and oversight, entity formation process standardization, management / team design, and identification of business efficiencies

•  entity dissolution process oversight

•  payroll and benefits support

•  investment incentive payment documentation and recordkeeping

•  procurement

•  risk management and due diligence

•  reporting (e.g., tax reporting, debt reporting, or other)

[1]

Note: Some, none or all of the above services may be “sub-contracted” out to Revantage. The term “data management services” describes the gathering, processing, aggregating, reconciling, delivery and presenting relevant industry and asset class specific data.

•  tax analysis and compliance (e.g., CIT and VAT compliance)

•  transfer pricing and internal risk control

•  treasury

•  trademark management

•  valuation services

•  vendor selection, training, due diligence and management support

“Loan Management Services”

This term describes services such as:

•  administrative services

•  lender financial reporting

•  cash management and monitoring

•  restructuring and work-out of performing, sub-performing, and nonperforming loans

•  whole loan servicing oversight

•  mortgage servicing rights support services

“Management Services”

This term describes services such as:

•  operational coordination (i.e., coordination with JV partners, property managers)

•  planning with respect to portfolio composition, includes hold / sell analysis support

•  ESG-related planning, data collection, review, support, and execution

•  revenue management support

•  portfolio and property reporting

“Operational Services”

This term describes general management of day-to-day operations and includes one or more of the following services:

•  “Construction and Project Management”

•  This term describes services such as: management of general contractors on capital projects, tenant improvements, tenant space build-outs, project design and execution, vendor selection, training, due diligence and management support, and turnkey services (end-to-end execution for real estate projects), including insurance support.

•  “Leasing Services”

•  This term describes services such as: leasing strategy, creating and revising standard forms, management of third-party brokers, negotiation of major leases, negotiation of leases, incorporation of green leases, leasing dispute and litigation assistance, and income including parking, advertising, and promotional space

•  “Property Management”

•  This term describes services such as: property-level management, cleaning, security, revenue management, contract review, drafting and management, expense management, capital expenditure projects, facility management, business plan execution, engineering, capex design and implementation, and reporting, as well as management services such as provision of on-site staff, rent collection, service charge accounting and operation, marketing and advertising, tenant and guest relations, maintenance of common space, supervision of on-site third party contractors such as facilities maintenance, cleaning, and security, and, in outlets and high-end centers services, provision of retail managers to oversee tenant merchandising, promotions, and inventory

“Transaction Support Services”

This term describes support (including third-party consulting) with respect to acquisitions, add-ons, dispositions, and whole loans such as:

•  coordinating with investors

•  coordination of design and development works

•  due diligence

•  identifying potential investments

•  managing relationships with brokers / potential investment sources

•  marketing and distribution

•  overseeing brokers, lawyers, accountants, and other advisors

•  coordinating outside counsel, deal teams, and legal department and implementing best practices

•  assisting with appropriate transition from acquisition to asset management

•  preparation of project feasibilities

•  providing in-house legal and accounting services

•  site visits

•  specification of technical analysis and review of (i) design and structural work, (ii) architectural, façade, and external finishes, (iii) certifications, (iv) operations and maintenance manuals, and (v) statutory documents

•  transaction consulting